PINNACLE FUND, LLLP
                654 Broadway, Suite 5 | New York, New York 10012
              Telephone (212) 614-8952 | Facsimile (646) 390-6784



July 13, 2009

VIA OVERNIGHT DELIVERY AND FACSIMILE

Forgent Networks, Inc.
108 Wild Basin Road
Austin, TX 78746
Attn: Board of Directors
cc: Corporate Secretary

Dear Board of Directors:

	We have noted your public statements and your recently filed litigation in which you repeat your theory that Pinnacle Fund, Red Oak Partners and others have somehow or other formed a "Group" with the purpose of taking over Forgent Networks, Inc. ("ASUR" or the "Company") and liquidating or selling its assets. As you are aware, we have on several occasions denied any intention of the sort. However, we do not wish you to continue to spend significant amounts of stockholder money suing us to prevent us from doing something which we have never sought or intended to do in the first place. Therefore, to remove any concern on your part that we are intending to liquidate the Company, we hereby make the following offer to you:

*	We will agree not to buy any more shares of the Company's stock through July 31, 2010.

*	We will agree not to propose a liquidation of the Company, and agree, for a period of 3 years, that if there is put to the vote of ASUR stockholders any proposal to sell its assets or to liquidate the Company, we and our affiliates will vote all shares of stock held or controlled by us in accordance with the vote of a majority of the shares voting which we do not own.

*	To further ensure full and accurate disclosure to investors of all material information, we will permit you to comment on the description in our proxy materials of your allegations and our denial that we formed a group, along with this settlement, provided you include substantially the same language in the Company proxy materials.

*	The litigation you have filed against us would be dismissed, thereby saving Company funds.

Although we significantly disagreed with you about the Company's attempt to go private, we wish to provide you absolute assurance that this opposition was not designed to let us sell the Company's assets. We believe that our offer assures that the liquidation you see as our goal will not occur and are prepared to have our counsel meet with yours to structure an appropriate, legally binding agreement to this effect. We hope to hear from you soon.

			Sincerely,



			PINNACLE FUND, LLLP

			By:	PINNACLE PARTNERS, LLC,
				its general partner

				By:	RED OAK PARTNERS, L.P.,
					its general partner



					By: ______________________________
					    David Sandberg, Managing Member